Exhibit 10.2


                      2003 Stock Option Plan

The Company's 2003 Stock Option Plan (the "Option Plan") was approved by the
Board of Directors of the Company on February 21, 2003.   Options outstanding
as of February 21, 2003 under the Option Plan are 10,000,000 shares of Common Stock at an option price of $0.01 per share.

The Option Plan provide for the grant of both incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986 (the "Code") and non-qualified options. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option must be not less than 110% of fair market value on the date of grant. In addition, the Option Plan provides that non-qualified stock options may be granted thereunder, at the discretion of the Company, which does not qualify
as incentive stock options under the Code.   In the case of non-qualified
stock options granted under the 2003 Option Plan, the option price must be not less than 100% of the fair market value of the Common Stock on the date the option is granted, as determined by the Board or a stock option committee of
the Board.   All options outstanding to date under the Option Plans were granted at option prices of not less than 100% of fair market value on the date of grant, based on the last price at which Common Stock was sold in an arms' length transaction.

The Option Plan is administered by the Board of Directors or a stock option committee consisting of at least three members of the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. The Option Plan is currently administered by the full Board. Options under the Option Plan may be granted to officers, directors, employees of, and consultants to, the Company as selected by the Board or the stock option committee. If any option granted under the Option Plan expires or terminates without having been exercised in full, the shares covered by the unexercised portion of the option may be used again for new grants under the Option Plan.

The maximum term for each incentive option under the Option Plans is three years. To date no option has been granted for a term in excess of three years. In the event of termination of employment with the Company, the option will terminate and may be exercised during a three-month period after termination to the extent the option was exercisable on the date of termination. In the event termination of employment was caused by death or permanent disability, the period of exercisability is extended under the Option Plans to one year after the date of termination, but in no event after the date the option would have expired in the absence of termination of employment. No option granted under the Option Plans may be transferred by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

As of February 21, 2003, no options had been exercised under the Option Plan. There were unexercised options outstanding to purchase 10,000,000 shares of Common at an option exercise price of $0.01 per share with an expiration date of February 21, 2005.

The Board of Directors may amend the Option Plan without the approval of shareholders, and Board approval will be required for any amendment which would (i) increase the total number of shares optionable under the Option Plan, or (ii) reduce the option price for incentive stock options below 100% of the fair market value of the stock on the day the option is granted, or
(iii) change the class of persons eligible to participate in the Option Plan, or (iv) extend the maximum periods during which options may be granted or exercised. Adjustments in the total number of shares optionable under the Option Plans and adjustments of the option price may be made, however, without shareholder approval to adjust for stock splits, stock dividends or any other recapitalization or reclassification affecting Common Stock outstanding as a class.